  As filed with the Securities and Exchange Commission on December 23, 1996.
                                                        Registration No. 333-
                                                        Registration No. 333- 01
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

IRWIN FINANCIAL CORPORATION                       IFC CAPITAL TRUST I
     (Exact Name of Registrant and Co-Registrant as Specified in Charters)

               INDIANA                     35-1286807                       DELAWARE                   35-6636128
     (State or Other Jurisdiction of    (I.R.S. Employer)        State or Other Jurisdiction of     (I.R.S. Employer
     Incorporation or Organization)     Identification No.       Incorporation or Organization)     Identification No.)

         500 WASHINGTON STREET                       500 WASHINGTON STREET
        COLUMBUS, INDIANA 47201                     COLUMBUS, INDIANA 47201
            (812)376-1020                                (812)376-1020
 (Address(es), including zip code(s), and telephone number(s) including area code(s), of registrant's and co-registrant's principal executive offices)
                              THOMAS D. WASHBURN
                             SENIOR VICE PRESIDENT
                             500 WASHINGTON STREET
                            COLUMBUS, INDIANA 47201
                                 (812)376-1020
    (Name(s), address(es), including zip code(s), and telephone number(s), including area code(s), of agent(s) for service)
                                  Copies To:

          JENNIFER R. EVANS, ESQ.                      THOMAS C. ERB, ESQ.
     VEDDER, PRICE, KAUFMAN & KAMMHOLZ            LEWIS, RICE & FINGERSH, L.C.
          222 NORTH LASALLE STREET                 500 N. BROADWAY, SUITE 2000
       CHICAGO, ILLINOIS 60601-1003              ST. LOUIS, MISSOURI 63102-2147
              (312) 376-1020                              (314) 444-7600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvest plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
      TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED /(1)/   OFFERING PRICE       AGGREGATE OFFERING      REGISTRATION FEE /(2)/
                                                       PER UNIT/(1)/           PRICE/(1)/
-----------------------------------------------------------------------------------------------------------------------------
Preferred Securities of IFC
 Capital Trust I..................   1,725,000            $25.00               $43,125,000             $13,069
Subordinated Debentures/(3)/ of
 Irwin Financial Corporation......     /(3)/                __                      __                    __
Guarantees of Preferred
 Securities/(4)/..................     /(4)/                __                      __                    __
=============================================================================================================================

/(1)/ Includes 225,000 Preferred Securities which may be sold by IFC Capital Trust I to cover over-allotments.
/(2)/     The registration fee is calculated in accordance with Rule 457(i) and
          (n).
/(3)/ The Subordinated Debentures will be purchased by IFC Capital Trust I with the proceeds of the sale of the Preferred Securities. Such Securities may later be distributed for no additional consideration to the holders of the Preferred Securities of IFC Capital Trust I upon its dissolution and the distribution of its assets.
/(4)/ This Registration Statement is deemed to cover the Subordinated Debentures of Irwin Financial Corporation, the rights of holders of Subordinated Debentures of Irwin Financial Corporation under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Irwin Financial Corporation. No separate consideration will be received for the Guarantee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996

PROSPECTUS              1,500,000 PREFERRED SECURITIES
                              IFC CAPITAL TRUST I

[LOGO]              % Cumulative Trust Preferred Securities
                (Liquidation Amount $25 per Preferred Security)
                      guaranteed, as described herein, by

                          IRWIN FINANCIAL CORPORATION
                             ____________________

                    $37,500,000   % SUBORDINATED DEBENTURES
                                      OF
                          IRWIN FINANCIAL CORPORATION

                             ____________________

The   % Cumulative Trust Preferred Securities (the "Preferred Securities")
offered hereby represent preferred undivided beneficial interests in the assets of IFC Capital Trust I, a statutory business trust created under the laws of the State of Delaware ("Capital Trust"). Irwin Financial Corporation, an Indiana corporation (the "Company"),
                                                        (continued on next page)

                             ____________________

     APPLICATION HAS BEEN MADE TO HAVE THE PREFERRED SECURITIES APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET(SM) UNDER THE SYMBOL "IRWNP."

     SEE "RISK FACTORS" ON PAGE __ FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ____________________

THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF THE COMPANY (EXCEPT TO THE EXTENT THAT PREFERRED SECURITIES ARE GUARANTEED BY THE COMPANY AS DESCRIBED HEREIN), ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================
                                Price to      Underwriting               Proceeds to
                                Public/(1)/    Discount/(1)/          Capital Trust/(2)//(3)/
---------------------------------------------------------------------------------------------
Per Preferred Security......    $25.00            /(2)/                   $
---------------------------------------------------------------------------------------------
Total/(4)...................    $                /(2)/                    $
=============================================================================================

/(1)/ Capital Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

/(2)/ In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters as compensation for its arranging the
       investment therein of such proceeds, $   per Preferred Security, or $
       in the aggregate, ($   if the over-allotment option is exercised in
       full). See "Underwriting."

/(3)/ Before deducting expenses payable by the Company, estimated to be $175,000.

/(4)/ Capital Trust has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 225,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the total Price to Public and
       Proceeds to Capital Trust will be $    and $    respectively. See
       "Underwriting."

                             ____________________

          The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of certificates for the Preferred
Securities will be on or about           , 1997.

                          STIFEL, NICOLAUS & COMPANY
                                 INCORPORATED
          , 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(continued from previous page)

will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Capital Trust. State Street Bank and Trust Company is the Property Trustee (as defined herein) of Capital Trust. Capital Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on March 31, 2027, which date may be (i) shortened to a date not earlier than March 31, 2002, or (ii) extended to a date not later than March 31, 2046, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities -- Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions, at the annual rate of % of the liquidation amount of $25 per Preferred Security (the "Liquidation Amount"), accruing from the date of original issuance and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing March 31, 1997 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extended Interest Payment Period"); provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. DURING AN EXTENDED INTEREST PAYMENT PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF % PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. A HOLDER OF PREFERRED SECURITIES THAT DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM CAPITAL TRUST FOR THE PERIOD PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD SUCH AMOUNT TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount" and "-- Dispositions of Preferred Securities."

     The Company and Capital Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), provide, in the aggregate, a full, irrevocable and unconditional guaranty, on a subordinated basis, of all of the obligations of Capital Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee --Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Capital Trust, as described herein. See "Description of the Guarantee -- General." If the Company does not make interest payments on the Subordinated Debentures held by Capital Trust, Capital Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when Capital Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to
                                                        (continued on next page)

(continued from previous page)

such holder. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 31, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of the Preferred Securities -- Redemption or Exchange."

     The Company has the right at any time to dissolve, wind-up or terminate Capital Trust subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of Capital Trust, after satisfaction of liabilities to creditors of Capital Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred Securities -- Redemption or Exchange" and "--Liquidation Distribution Upon Termination."

                             ____________________

     The Company will make available to the holders of the Preferred Securities quarterly reports containing unaudited financial information and annual reports containing financial statements audited by the Company's independent auditors to the same extent provided to holders of the Company's Common Stock. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of the Preferred Securities who so request in writing addressed to the Secretary of the Company.

                             ____________________

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                          IRWIN FINANCIAL CORPORATION
                        AND SUBSIDIARY OFFICE LOCATIONS


--------------------------------------------------------------------------------

        [Map of United States indicating principal business operations]








--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "RISK FACTORS."

                                  THE COMPANY

     The Company is a diversified financial services company organized as an Indiana bank holding company. The Company is engaged in several interrelated lines of business, the most significant ones of which include: mortgage banking, commercial banking, home equity lending and equipment leasing. As an interrelated group of specialized financial services companies, the Company has implemented a business strategy which focuses on serving selected markets and optimizing the productivity of its capital base.

     The four principal components of the Company's strategy are:

            . EMPHASIZE SPECIALIZED FINANCIAL SERVICES. The delivery of financial services to consumer and commercial customers is the principal set of skills which unites the activities of the Company. Having evolved from a base in community banking, the core competencies of the Company's employees are in financial services. The Company continually seeks opportunities to leverage such core competencies. Diversification opportunities are evaluated on the basis of whether the Company's skills provide the requisite foundation for potential success in the proposed new business.

            . MANAGE AN INTERRELATED FINANCIAL SERVICES GROUP. The Company employs functional reporting and decentralized management in the operation of its businesses. Each of the Company's operating companies has its own management team and sets individual performance targets, normally on the basis of return on equity. This structure allows the senior management of each line of business to focus their efforts on understanding their customers and meeting the needs of the markets they serve. The Company believes this approach promotes creativity, responsiveness, motivation, and accountability among the managers of each enterprise.

               At the same time, the Company works actively to capture the synergies available from operating companies as part of an interrelated group. For example, the program through which Irwin Union Bank and Trust Company (the "Bank") invests temporarily in mortgages held for sale and originated by the Company's mortgage banking subsidiary, Inland Mortgage Corporation ("Inland"), is combined with the results of Inland to make up the "mortgage banking" line of business for management and reporting purposes. This program -- and similar ones between the Bank and the Company's home equity lending and equipment leasing subsidiaries -- gives the Company a lower net cost of funds with which to compete in geographically diverse markets and a reliable source of financing for its growth.

            . TARGET SELECTED MARKETS. The ability to focus on defensible market segments where a sustainable competitive advantage can be created is another important concept in the Company's strategy. In the financial services marketplace, small competitors can be at a significant disadvantage against large regional and national providers unless they are able to identify a target market and differentiate their product offering. In the strategic plans of each line of business, the Company follows a discipline of defining, as clearly as possible, the market served and the basis on which it differentiates its service and product offerings to that market.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            . OPTIMIZE THE PRODUCTIVITY OF THE COMPANY'S CAPITAL BASE. As a bank holding company, the Company is regulated with a focus on various ratios of equity to assets, primarily for the consolidated corporation and the Bank on a stand-alone basis. Therefore, the size of shareholders' equity limits the amount of assets the Company can carry on its balance sheet if it is to maintain an adequate cushion above the minimum regulatory capital standards. Accordingly, the Company seeks to balance growth between: (i) businesses that require it to carry assets on its balance sheet (and are, therefore, capital-intensive), and (ii) businesses that produce additional revenues and profits without adding proportionately to asset size (less capital-intensive opportunities).

     The Company's activities are conducted principally through its subsidiaries, Inland, the Bank, Irwin Home Equity Corporation ("Home Equity") and Affiliated Capital Corp. ("Affiliated"). At September 30, 1996, the Company had consolidated assets of $1.2 billion. The Company had total revenues of $143.5 million for the nine month period ended September 30, 1996. The following table sets forth information illustrating the revenues earned by each of the Company's four principal subsidiaries for the nine month period ended September 30, 1996:

                                                             % OF
               BUSINESS                     REVENUE       TOTAL REVENUE
               --------                     ---------     -------------
                                               (DOLLARS IN THOUSANDS)
               Mortgage banking............  $112,300             78%
               Commercial banking..........    19,600             14%
               Home equity lending.........     7,000              5%
               Equipment leasing...........     3,200              2%

     As a result of its emphasis on mortgage banking, a much larger proportion of the Company's revenues are derived from fee income (77% in the first nine months of 1996) and a lesser proportion from net interest income (23% in the first nine months of 1996). The Company has averaged 22.97% return on average equity over the past five years. The compound annual growth rate on net income and net income per share as shown in the table below was 31.8% and 31.2%, respectively.

     The following table sets forth certain financial information for the Company and illustrates the financial strength and earnings capacity of the Company over the last five years.

                                  NIINE MONTHS EMDED
                                      SEPTEMBER 30                                         YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------------------------------------

                                    1996          1995          1995             1994          1993         1992        1991
                                    ----          ----          ----             -----         ----         ----        ----
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income ...................  $    15,519   $   14,785   $    20,083        $   18,216   $   15,588   $   12,866   $    6,651
Net income per share..........         1.33         1.29          1.75              1.55         1.33         1.12         0.59
Shareholders' equity..........      112,611       93,531        99,216            81,104       70,093       55,343       42,478
Mortgage originations.........    3,803,631    2,419,012     3,559,310         2,812,962    4,273,933    3,441,347    1,926,841
Mortgage servicing portfolio..   10,875,458    9,684,199    10,301,914         8,818,502    7,922,299    5,470,505    2,990,808
Return on average equity......        19.47%       22.92%        22.60%            23.91%       24.91%       26.51%       16.93%
Return on average assets......         1.80%        2.40%         2.28%             2.43%        2.15%        1.97%        1.30%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PRINCIPAL OPERATING SUBSIDIARIES

     Mortgage Banking. Inland originates, purchases and services conventional and government agency backed (i.e., FHA and VA) residential mortgage loans. Inland generates assets for sale in the secondary markets and services such assets for investors. Substantially all mortgages are either insured by an agency of the federal government, or in the case of a conventional mortgage, meet the requirements for resale to the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. At September 30, 1996, Inland operated 101 production offices in 27 states and had an owned mortgage servicing portfolio of $10.9 billion and capitalized mortgage servicing rights valued at $67.0 million. In the mortgage banking business, the Company's strategy is to originate, package, distribute and service financial assets rather than hold these assets to maturity.

     Commercial Banking. The Bank, organized in 1871, is a full-service commercial bank headquartered in Columbus, Indiana. It operates through 15 locations in six south central Indiana counties. The Bank offers a wide variety of financial products and services, including insurance agency services, retail brokerage services and trust services, to individual, business, institutional, and governmental customers. At September 30, 1996, the Bank held total assets, loans and shareholders' equity of $451.2 million, $346.1 million and $32.6 million, respectively. Commercial banking is the Company's most capital-intensive business. The Company has chosen to concentrate its banking efforts in the non-metropolitan markets in southern Indiana where the Company believes there is high name recognition of the Bank. The Bank's aim is to look and feel like "the local bank" in these markets. The Bank differentiates its services by being more responsive to the local customers than "out-of-town" banks, by a long-term commitment to the communities it serves, and by its knowledge of local market conditions.

     Home Equity Lending. Home Equity was formed in 1994 and is located in San Ramon, California. Home Equity originates and services home equity loans and lines of credit nationwide via direct mail and telemarketing to a target market of active debt users. The home equity lending program is designed to originate loans which the Bank may choose to hold in its portfolio or sell into the secondary market. To date, Home Equity has securitized $191.6 million of the approximately $250.4 million in home equity loans and lines of credit originated.

     Equipment Leasing. Affiliated, acquired in 1990 and located in Northbrook, Illinois, is engaged in the small-ticket equipment leasing and commercial lending business. Affiliated offers non-recourse, non-operating, full payout leases and commercial lines of credit to physicians and other health care professionals. At present, all of the leases generated by Affiliated are held either on its balance sheet or that of the Bank. In the future the Company may consider using available off-balance sheet funding sources.

OWNERSHIP

     As of December 31, 1996, the directors and executive officers of the Company and their immediate families owned approximately 53.8% of the Company's Common Stock and, as a result, exercise substantial control over the Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 CAPITAL TRUST

     Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of December 20, 1996, executed by the Company, as depositor, and the trustees of Capital Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on December 20, 1996. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Capital Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities -- Subordination of Common Securities." Capital Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of Capital Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures will be the only assets of Capital Trust and payments under the Subordinated Debentures will be the only revenue of Capital Trust. Capital Trust has a term of 55 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of Capital Trust is 500 Washington Street, Columbus, Indiana 47201 and its telephone number is (812) 376-1020.

     The number of the Trustees will, pursuant to the Trust Agreement, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a banking corporation organized under the laws of the State of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of the Trustees. The Company will pay all fees and expenses related to Capital Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 THE OFFERING

Securities Offered ..........      1,500,000 Preferred Securities having a
                                   Liquidation Amount of $25.00 per Preferred
                                   Security. The Preferred Securities represent preferred undivided beneficial interests in the assets of Capital Trust, which will consist solely of the Subordinated Debentures and payments thereunder. Capital Trust has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 225,000 Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Payment of Distributions.....      The Distributions payable on each Preferred
                                   Security will be fixed at a rate per annum of % of the Liquidation Amount of $25 per Preferred Security, will be cumulative, will accrue from , 1997, the date of issuance of the Preferred Securities, and will be payable quarterly in arrears, on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 1997. See "Description of the Preferred Securities -- Distributions
                                   -- Payment of Distributions."

Extension of Interest              The Company has the right, at any time, so
Payment Period ..............      long as no Debenture Event of Default has
                                   occurred and is continuing, to defer payments of interest on the Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided, that no Extended Interest
                                   Payment Period may extend beyond the Stated
                                   Maturity of the Subordinated Debentures. As a consequence of the extension by the Company of the interest payment period, quarterly
                                   Distributions on the Preferred Securities will be deferred (though such Distributions would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Subordinated Debentures) during any such
                                   Extended Interest Payment Period. During an
                                   Extended Interest Payment Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. Upon the termination of any Extended Interest Payment Period and the payment of all amounts then due, the Company may commence a new Extended Interest
                                   Payment Period, subject to the foregoing requirements. See "Description of the
                                   Preferred Securities -- Distributions --
                                   Extended Interest Payment Period" and
                                   "Description of the Subordinated Debentures
                                   -- Option to Extend Interest Payment Period."

                                   Should an Extended Interest Payment Period occur, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

Optional Redemption..........      The Preferred Securities are subject to
                                   redemption, in whole or in part, upon
                                   repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after March 31, 2002, in whole at any time or in part from

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   time to time, or (ii) at any time, in whole
                                   (but not in part), within 180 days following the occurrence of a Tax Event or an Investment Company Event, in each case at the redemption price equal to 100% of the principal amount of the Subordinated Debenture, together with any accrued but unpaid interest to the date fixed for redemption. See "Description of the Subordinated Debentures -- Redemption or Exchange."

Distribution of Subordinated
Debentures...................      The Company has the right at any time to
                                   terminate the Preferred Securities and cause the Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of Capital Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. See
                                   "Description of the Preferred Securities --
                                   Redemption or Exchange" and "Description of the Preferred Securities -- Liquidation
                                   Distribution Upon Termination."

Guarantee....................      The Company has guaranteed the payment of
                                   Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by Capital Trust, as described herein. The
                                   Company and Capital Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of Capital
                                   Trust under the Preferred Securities. The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and
                                   Additional Senior Obligations of the Company.
                                   If the Company does not make principal or interest payments on the Subordinated
                                   Debentures, Capital Trust will not have
                                   sufficient funds to make distributions on the Preferred Securities; in which event, the Guarantee will not apply to such Distributions until Capital Trust has sufficient funds available therefor. See
                                   "Description of the Guarantee."

Voting Rights................      The holders of the Preferred Securities will
                                   have no voting rights except in limited
                                   circumstances. See "Description of the
                                   Preferred Securities -- Voting Rights;
                                   Amendment of Trust Agreement."

Use of Proceeds..............      The proceeds from the sale of the Preferred
                                   Securities offered hereby will be used by Capital Trust to purchase the Subordinated
                                   Debentures issued by the Company. The Company intends to add the net proceeds from the sale of the Subordinated Debentures to its general funds, to be used for general corporate purposes, including the repayment of certain short term borrowings of the Company. See
                                   "Use of Proceeds."

The Nasdaq National Market(SM)
Symbol.......................      Application has been made to have the
                                   Preferred Securities approved for quotation on the Nasdaq National Market(SM) under the symbol "IRWNP."

--------------------------------------------------------------------------------

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                 NINE MONTHS ENDED
                                    SEPTEMBER 30,                                    YEAR ENDED DECEMBER 31,
                            ----------------------------      --------------------------------------------------------------------
                                 1996           1995          1995          1994          1993          1992          1991
                                 ----           ----          ----          ----          ----          ----          ----
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SELECTED RESULTS OF
 OPERATIONS
  Interest income.............  $    64,849    $   45,257    $    64,161   $  49,186    $   49,066    $   48,661    $   40,305
  Interest expense............       29,363        18,649         28,568      17,633        16,688        19,228        20,672
  Net interest income.........       35,486        26,608         35,593      31,553        32,378        29,433        19,633
  Provision for loan losses...        2,774         2,140          3,073       1,727         1,577         1,910         1,054
  Net interest income after
   provision for possible
   loan losses................       32,712        24,468         32,520      29,826        30,801        27,523        18,579
  Net gains on sale of loans..       25,427        11,258         21,006       2,219        14,225        10,337         2,876
  Other noninterest income....       85,289        69,099         94,838      84,863        74,340        57,073        38,550
  Noninterest expense.........      117,294        81,791        115,915      86,844        93,803        73,811        49,216
  Income before income tax
   expense....................       26,135        23,034         32,449      30,064        25,563        21,122        10,789
  Income tax expense..........       10,616         8,249         12,366      11,848         9,975         8,256         4,138
                                -----------    ----------    -----------   ---------    ----------    ----------    ----------
     Net income...............  $    15,519    $   14,785    $    20,083   $  18,216    $   15,588    $   12,866    $    6,651
                                ===========    ==========    ===========   =========    ==========    ==========    ==========

PER SHARE DATA/(1)/
  Net income
  Primary.....................  $      1.33    $     1.29    $      1.75        1.55    $     1.33    $     1.12    $     0.59
  Fully diluted...............         1.33          1.29           1.74        1.55          1.33          1.11          0.59
  Cash dividends declared.....         0.18          0.17           0.22        0.18          0.15          0.10          0.08
  Book value..................         9.91          8.27           8.76        7.21          6.03          4.82          3.77
  Dividend payout ratio.......        13.17%        12.58%         12.36%      11.38%        11.12%         8.88%        13.52%

SELECTED BALANCE SHEET DATA
  Assets......................  $ 1,161,735    $  978,947    $ 1,038,307     659,671    $  881,864    $  602,465    $  598,024
  Securities/(2)/.............       69,552        63,822         60,869      77,357        95,350        46,673        50,549
  Total mortgage servicing
  rights......................       66,606        40,544         48,535      18,834        11,505        10,156         8,045
  Loans held for sale.........      318,282       352,941        378,658     154,964       370,755       218,080       264,740
  Loans and leases............      575,983       413,594        412,525     308,411       256,116       210,359       180,789
  Allowance for loan and
   lease losses...............        6,111         4,463          4,620       3,863         3,293         3,220         2,282
  Deposits....................      610,916       551,645        563,999     439,918       500,370       389,323       337,927
  Shareholders' equity........      112,611        93,531         99,216      81,104        70,093        55,343        42,478
  Long-term debt..............       19,515        21,525         21,575      24,029        17,781        12,302         6,848

SELECTED MORTGAGE DATA
  Mortgage originations.......    3,803,631     2,419,012      3,559,310   2,812,962     4,273,933     3,441,347     1,926,841
  Total mortgage loans
   serviced...................   10,875,458     9,684,199     10,301,914   8,818,502     7,922,299     5,470,505     2,990,808

PERFORMANCE RATIOS/(3)/
  Return on average equity....        19.47%        22.92%         22.60%      23.91%        24.91%        26.51%        16.93%
  Return on average assets....         1.80          2.40           2.28        2.43          2.15          1.97          1.30
  Net interest margin.........         4.88          4.78           4.71        4.85          5.13          5.05          4.47

ASSET QUALITY RATIOS
  Allowance for possible
   loan losses to loans.......         1.06%         1.08%          1.12%       1.25%         1.29%         1.53%         1.26%
  Nonperforming loans to
   loans......................         0.61          0.61           0.58        0.90          1.38          1.68          0.54
  Allowance for possible
   loan losses to
   nonperforming loans........         1.74          1.78           1.93        1.39          0.94          0.91          2.34
  Nonperforming assets to
   total loans................         0.70          0.71           0.65        1.06          1.60          2.20          0.65
  Net loan losses to average
   loans/(3)/.................         0.29          0.59           0.57        0.41          0.65          0.50          0.41
  Provision for loan losses
   to average loans/(3)/......         0.75          0.82           0.83        0.62          0.68          0.98          0.63

CAPITAL RATIOS
  Average equity to average
   assets.....................         9.24%        10.46%         10.07%      10.17%         8.62%         7.45%         7.67%
  Tier 1 risk-based capital
   ratio......................        12.16         13.45          13.80       18.31         14.97         15.55         12.56
  Total risk-based capital
   ratio......................        12.90         14.15          14.49       19.18         15.68         16.46         13.24
  Leverage ratio..............         8.62         10.47          10.57       10.82          9.63          8.48          8.05

RATIO OF EARNINGS TO FIXED
 CHARGES/(4)/
  Including interest on
   deposits...................         1.89x          2.24x         2.14x       2.71x         2.53x         2.10x         1.52x
  Excluding interest on
   deposits...................         2.64           3.80          3.37        4.53          3.99          3.20          2.72

_____________________
     /(1)/ Per share data has been adjusted to give retroactive effect to two-for-one stock splits in 1996, 1993 and 1992 and a three-for-two stock split in 1991.
     /(2)/ Includes securities available for sale.
     /(3)/ Ratios for the nine-month periods are annualized.
     /(4)/ Earnings consist of income before income tax plus interest expense.
           Fixed charges consist of interest expense. The Company does not currently have any preferred stock outstanding.

                                USE OF PROCEEDS

     Capital Trust will use the gross proceeds received from the sale of the Preferred Securities to purchase Subordinated Debentures from the Company. The Company intends to use the net proceeds from the sale of the Subordinated Debentures to reduce certain short-term borrowings of the Company having an average maturity under one year and for which interest rates during 1996 ranged from approximately 5.5% to 8.5%. Following such repayment, additional funds will be available to the Company for borrowing under such facilities, which amounts may be used by the Company from time to time for general corporate purposes.


                             ACCOUNTING TREATMENT

     Capital Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of Capital Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements.

     All future reports of the Company filed under the Exchange Act will (a) present the Trust Securities issued by Capital Trust on the balance sheet as a separate line-item entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," (b) include in a footnote to the financial statements disclosure that the sole assets of Capital Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and (c) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of Capital Trust, the sole assets of Capital Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of Capital Trust under the Preferred Securities.

                                CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company at September 30, 1996, and (ii) the consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by Capital Trust and application by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to Capital Trust, as if the sale of the Preferred Securities had been consummated on September 30, 1996, and assuming the Underwriters' over-allotment option was not exercised.

                                                                                                 SEPTEMBER 30, 1996
                                                                                             ---------------------------
                                                                                                ACTUAL    AS ADJUSTED
                                                                                              ----------  ------------
                                                                                              (DOLLARS IN THOUSANDS)
SHORT-TERM DEBT:
   Total short-term debt payable........................................................       $359,513      $323,594
                                                                                               ========      ========
LONG-TERM DEBT:
   Total long-term debt payable.........................................................       $ 19,515      $ 19,515
                                                                                               ========      ========
GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY'S
 SUBORDINATED DEBENTURES:/(1)/
   Guaranteed preferred beneficial interests in the Company's subordinated
    debentures..........................................................................       $     --      $ 37,500
   Less expenses relating to the issuance of the Preferred Securities...................             --        (1,581)
                                                                                               --------      --------
    Net proceeds received from the sale of guaranteed preferred beneficial
     interests in the Company's subordinated debentures.................................       $     --      $ 35,919
                                                                                               =========      ========
SHAREHOLDERS' EQUITY:
   Preferred stock; no par value -- authorized 50,000 shares; none issued...............       $     --      $     --
   Common Stock; no par value -- authorized 40,000,000 shares;
    11,701,040 shares, including 339,564 in treasury....................................         29,965        29,965
   Unrealized loss on investment securities.............................................            (11)          (11)
   Retained earnings....................................................................         87,882        87,882
   Treasury Stock.......................................................................         (5,225)       (5,225)
    Total shareholders' equity..........................................................        112,611       112,611
                                                                                               --------      --------
    Total capitalization................................................................       $132,126      $168,045
                                                                                               ========      ========

CAPITAL RATIOS:
   Shareholders' equity to total assets.................................................           9.69%         9.69%
   Leverage ratio/(2)(3)/...............................................................           8.62%        11.50%
   Risk-based capital/(3)/
   Tier 1 capital to risk-weighted assets...............................................           12.16%       16.22%
    Total risk-based capital to risk-weighted assets....................................           12.90%       16.96%

___________________
/(1)/ Preferred Securities representing beneficial interests in an aggregate principal amount of $37.5 million of the % Subordinated Debentures of the Company. The Subordinated Debentures will mature on March 31, 2027, which date may be, if certain conditions are met, (a) shortened to a date not earlier than March 31, 2002, or (b) extended to a date not later than March 31, 2046.
/(2)/ The leverage ratio is Tier 1 capital divided by the difference between quarterly average total assets less intangibles.
/(3)/ The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.

                                 RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Preferred Securities, the Subordinated Debentures or the Company and Capital Trust. It should be recognized that other risks may be significant, presently or in the future.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. At September 30, 1996, the consolidated outstanding Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company was approximately $379.0 million. The right of the Company to participate in any distribution of assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the subsidiaries and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination."

     The ability of Capital Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extended Interest Payment Period; provided that no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by Capital Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate
additional Distributions thereon at the rate of   % per annum, compounded
quarterly from the relevant payment date for such Distributions) during any such Extended Interest Payment Period. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any

Extended Interest Payment Period and the payment of all interest then accrued
and unpaid (together with interest thereon at the annual rate of   % compounded
quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period. See "Description of the Preferred Securities -- Distributions -- Extended Interest Payment Period" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extended Interest Payment Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by Capital Trust for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from Capital Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extended Interest Payment Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.

TAX EVENT OR INVESTMENT COMPANY EVENT; REDEMPTION

     The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event or Investment Company Event (whether occurring before or after March 31, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) Capital Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) Capital Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after the Company becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

     "Investment Company Event" means the receipt by Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

     See "Risk Factors -- Proposed Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to March 31, 2002.

SHORTENING OR EXTENSION OF STATED MATURITY OF SUBORDINATED DEBENTURES

     The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than March 31, 2002. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not Capital Trust is terminated and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than March 31, 2046, the 49th anniversary of the initial issuance of the Preferred Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) Capital Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures -- General."

RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by Capital Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Capital Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that Capital Trust has funds available therefor at such time, and
(iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of Capital Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent Capital Trust has funds available therefor at such time, and (b) the amount of assets of Capital Trust remaining available for distribution to holders of the Preferred Securities in liquidation of Capital Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Capital Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, Capital Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities,"

"Description of the Subordinated Debentures -- Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

NO VOTING RIGHTS EXCEPT IN LIMITED CIRCUMSTANCES

     Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of Capital Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that Capital Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities --Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities -- Removal of Capital Trust Trustees."

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and the Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. There can, therefore, be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, March 31, 2002. See "Description of the Subordinated Debentures -- Redemption or Exchange -- Tax Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences -- Effect of Proposed Changes in Tax Laws."

REDEMPTION; EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

     The Company has the right at any time to dissolve, wind-up or terminate Capital Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of Capital Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by Capital Trust, in which event Capital Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See

"Description of the Preferred Securities -- Redemption or Exchange -- Tax Event Redemption or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of Capital Trust would not be a taxable event to holders of the Preferred Securities. If, however, Capital Trust is characterized as an association taxable as a corporation at the time of the dissolution of Capital Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of Capital Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of Capital Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of Capital Trust. The Preferred Securities or the Subordinated Debentures, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Capital Trust, the Company will use its best efforts to list the Subordinated Debentures on the Nasdaq National Market(SM) or such stock exchanges, if any, on which the Preferred Securities are then listed.

TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

     The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from Capital Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Disposition of Preferred Securities."

     There is no current public market for the Preferred Securities. Although application has been made to have the Preferred Securities approved for quotation on the Nasdaq National Market(SM), there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

PREFERRED SECURITIES ARE NOT INSURED

     The Preferred Securities are not insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of Capital Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of Capital Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by Capital Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by Capital Trust.

     The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under "-- Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when Capital Trust does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

DISTRIBUTIONS

     PAYMENT OF DISTRIBUTIONS. Distributions on each Preferred Security will be payable at the annual rate of % of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from the date of original issuance. The first Distribution Date for the Preferred Securities will be March 31, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     EXTENDED INTEREST PAYMENT PERIOD. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extended Interest Payment Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extended Interest Payment Period. Distributions to which holders of the Preferred Securities are entitled will accumulate
additional Distributions thereon at the rate per annum of   % thereof,
compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extended Interest Payment Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that such Extended Interest Payment Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due, the Company may elect to begin a new Extended Interest Payment Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

     SOURCE OF DISTRIBUTIONS. The funds of Capital Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which Capital Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which date will be the 15th day of the month in which the relevant Distribution Date occurs. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described above under "--Distributions --Payment of Distributions."

REDEMPTION OR EXCHANGE

     GENERAL. The Subordinated Debentures will mature on March 31, 2027. The Company will have the right to redeem the Subordinated Debentures (i) on or after March 31, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from Capital Trust until after March 31, 2002, except if a Tax Event or an Investment Company Event has occurred and is continuing. See "Description of the Subordinated Debentures --General."

       MANDATORY REDEMPTION. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures -- Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

       DISTRIBUTION OF SUBORDINATED DEBENTURES. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate Capital Trust and, after satisfaction of the liabilities of creditors of Capital Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of Capital Trust. See "-- Liquidation Distribution Upon Termination."

       TAX EVENT REDEMPTION OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event or Investment Company Event. In the event a Tax Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate Capital Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of Capital Trust as described below under "-- Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debentures.

       "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by Capital Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which Capital Trust has become subject as a result of a Tax Event.

       "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of Capital Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debenture.

       "Liquidation Amount" means the stated amount of $25 per Trust Security.

       After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

       There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of Capital Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of Capital Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

       Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that Capital Trust has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities."

       If Capital Trust gives a notice of redemption in respect of its Preferred Securities, then the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by Capital Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by Capital Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

       Subject to applicable law (including, without limitation, United States federal securities law) and further provided, that the Company has not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

       Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.

       If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

       Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

       In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

       The Company will have the right at any time to dissolve, wind-up or terminate Capital Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

       Pursuant to the Trust Agreement, Capital Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate Capital Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities -- Redemption or Exchange -- Mandatory Redemption," and (iv) the entry of an order for the dissolution of Capital Trust by a court of competent jurisdiction.

       If an early termination occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, Capital Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Capital Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "-- Subordination of Common Securities."

       Under current United States federal income tax law and interpretations and assuming, as expected, that Capital Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of Capital Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate Capital Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

       If the Company elects to liquidate Capital Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of Capital Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures -- General."

LIQUIDATION VALUE

       The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of Capital Trust is $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

       Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

               (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures -- Debenture Events of Default"); or

               (ii) default by Capital Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

               (iii) default by Capital Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

               (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

               (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

          Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

          If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of Capital Trust. See "-- Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

REMOVAL OF CAPITAL TRUST TRUSTEES

          Unless a Debenture Event of Default has occurred and is continuing, any Company Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Company Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

          Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

     MERGER OR CONSOLIDATION OF TRUSTEES

          Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural Person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Company Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Company Trustee, will be the successor of such Company Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF CAPITAL TRUST

          Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. Capital Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Capital Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, the Nasdaq National Market[_]), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Capital Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Capital Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

          Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

          The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent ofthe holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that Capital Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect Capital Trust's status as a grantor trust for United States federal income tax purposes or Capital Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to
(a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

          The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

          Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

          No vote or consent of the holders of Preferred Securities will be required for Capital Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

          Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Company Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

PAYMENT AND PAYING AGENCY

          Payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

          The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Capital Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

          The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent Person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

          The Administrative Trustees are authorized and directed to conduct the affairs of and to operate Capital Trust in such a way that Capital Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of Capital Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

          Holders of the Preferred Securities have no preemptive or similar rights.

          The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.


                  DESCRIPTION OF THE SUBORDINATED DEBENTURES

          Concurrently with the issuance of the Preferred Securities, Capital Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, dated as of January , 1997 ("Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

          The Subordinated Debentures will be limited in aggregate principal amount to approximately $37.5 million (or $43.1 million if the overallotment option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on the last calendar day of each of March, June, September and December of each year (each, an "Interest Payment Date") beginning March 31, 1997, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of Capital Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on the date such payment was originally due and payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable.

          The Subordinated Debentures will mature on March 31, 2027 (such date, as it may be shortened or extended as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than March 31, 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than March 31, 2046, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (ii) Capital Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it will give notice to the Debenture Trustee, Capital Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from Capital Trust until after March 31, 2002, except if a Tax Event or an Investment Company Event has occurred and is continuing.

          The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank, upon any such Subsidiary Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of such Subsidiary Bank, except to the extent that the Company may itself be recognized as a creditor of such Subsidiary Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Subsidiary Banks, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."

          The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

          The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extended Interest Payment Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extended Interest Payment Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extended Interest Payment Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extended Interest Payment Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

          During any such Extended Interest Payment Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extended Interest Payment Period, the Company may further defer the payment of interest; provided that no Extended Interest Payment Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extended Interest Payment Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extended Interest Payment Period subject to the above requirements. No interest will be due and payable during an Extended Interest Payment Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extended Interest Payment Period at least one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extended Interest Payment Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to the Nasdaq National Market[_] (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day prior to such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extended Interest Payment Period.

ADDITIONAL SUMS

          If Capital Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts (referred to herein as "Additional Interest") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by Capital Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts Capital Trust would have received had such additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

          The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after March 31, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

          "Tax Event" means the receipt by Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Prefered Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, (ii) Capital Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or (iii) Capital Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after the Company becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

          "Investment Company Event" means the receipt by Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

          The Subordinated Debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

          As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances involving the termination of Capital Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of Capital Trust after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of Capital Trust, the Company will use its best efforts to list the Subordinated Debentures on the Nasdaq National Market[_] or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

RESTRICTIONS ON CERTAIN PAYMENTS

          If at any time (i) there has occurred a Debenture Event of Default,
(ii) the Company is in default with respect to its obligations under the Guarantee, or (iii) the Company has given notice of its election of an Extended Interest Payment Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extended Interest Payment Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than the reclassification of any class of the Company's capital stock into another class of capital stock), (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

          The Indenture provides that the Subordinated Debentures issued are subordinated and junior in right of payment to all Senior Debt, Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

          In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

          No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

          "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

          "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in proceeding), on Debt, whether incurred on or prior to the date of the or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

          "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

          "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

          The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of September 30, 1996, the Company had consolidated Senior Debt, Subordinated Debt and Additional Obligations of approximately $379.0 million. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors.

PAYMENT AND PAYING AGENTS

          Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Debenture Trustee in Boston, Massachusetts, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures, or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures; however, the Company will at all times be required to maintain a paying agent in New York, New York, and each place of payment for the Subordinated Debentures.

          Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

REGISTRAR AND TRANSFER AGENT

          The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in New York, New York. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

MODIFICATION OF INDENTURE

          The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

          The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

               (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extended Interest Payment Period); or

               (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

               (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

               (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

          The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

          The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

          If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

          If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, Capital Trust may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

          The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

          The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, and (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time, or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions as prescribed in the Indenture are met.

SATISFACTION AND DISCHARGE

          The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

GOVERNING LAW

          The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Indiana.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

          The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

          The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of Capital Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily terminate, wind up or liquidate Capital Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of Capital Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.


                         DESCRIPTION OF THE GUARANTEE

          The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

          The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Capital Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of Capital Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that Capital Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that Capital Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of Capital Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent Capital Trust has funds available therefor at such time, and (b) the amount of assets of Capital Trust remaining available for distribution to holders of Preferred Securities in liquidation of Capital Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing Capital Trust to pay such amounts to such holders.

          The Guarantee will not apply to any payment of Distributions except to the extent Capital Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by Capital Trust, Capital Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

STATUS OF THE GUARANTEE

          The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

          The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person or entity). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by Capital Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any Subsidiary Bank upon such Subsidiary Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that Subsidiary Bank, except to the extent the Company may itself be recognized as a creditor of that Subsidiary Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

AMENDMENTS AND ASSIGNMENT

          Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

          An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

          Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against Capital Trust, the Guarantee Trustee or any other Person.

          The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

          The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

          The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of Capital Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

          The Guarantee will be governed by and construed in accordance with the laws of the State of Indiana.

EXPENSE AGREEMENT

          The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Capital Trust, other than obligations of Capital Trust to pay to the holders of the Preferred Securities or other similar interests in Capital Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of Capital Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

         RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED
                         DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

          Payments of Distributions and other amounts due on the Preferred Securities (to the extent Capital Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and Capital Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of Capital Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, Capital Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when Capital Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

          As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of Capital Trust (except the obligations of Capital Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that Capital Trust will not engage in any activity that is not consistent with the limited purposes of Capital Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

          A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, Capital Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

LIMITED PURPOSE OF CAPITAL TRUST

          The Preferred Securities evidence a preferred undivided beneficial interest in the assets of Capital Trust. Capital Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from Capital Trust (or from the Company under the Guarantee) if and to the extent Capital Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

          Upon any voluntary or involuntary termination, winding-up or liquidation of Capital Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by Capital Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of Capital Trust (other than the obligations of Capital Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

          The following summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities represents the opinion of Vedder, Price, Kaufman & Kammholz, special counsel to the Company and Capital Trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

          No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF CAPITAL TRUST

     With respect to the Preferred Securities, Vedder, Price, Kaufman & Kammholz, special counsel to the Company and Capital Trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement and Indenture, Capital Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its gross income any original issue discount ("OID") accrued with respect to its allocable share of the Subordinated Debentures whether or not cash is actually distributed to such holder.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Because the Company has the option, under the terms of the Subordinated Debentures, to defer payments (so long as no Debenture Event of Default has occurred and is continuing) of interest by extending interest payment periods for up to 20 consecutive quarters, all of the stated interest payments on the Subordinated Debentures will be treated as OID. Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debentures will be accounted for as OID. Actual payments and distributions of stated interest will not, however, be separately reported as taxable income. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues on the Subordinated Debentures in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period.

     Because income on the Preferred Securities will constitute interest, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF CAPITAL TRUST

     Under certain circumstances, as described under "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of Capital Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of Capital Trust would include the period for which such holder held the Preferred Securities.

     If, however, a Tax Event occurs which results in Capital Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Upon Termination."

DISPOSITION OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities to the date of disposition. Such gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

EFFECT OF PROPOSED CHANGES IN TAX LAWS

     On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debentures. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and the Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. There can, therefore, be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, March 31, 2002. See "Description of the Subordinated Debentures -- Redemption or Exchange" and "Description of the Preferred Securities -- Redemption or Exchange -- Tax Event Redemption or Investment Company Event Redemptions."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of OID accrued on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans"), generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.

                                  UNDERWRITING

     The Underwriters named below, represented by Stifel, Nicolaus & Company, Incorporated (the "Representative"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from Capital Trust the number of Preferred Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                    NUMBER OF
               UNDERWRITER                                     PREFERRED SECURITIES
               -----------                                     --------------------
     Stifel, Nicolaus & Company, Incorporated................







                                                                    ----------
     Total...................................................        1,500,000
                                                                    ==========

     The Representative has advised Capital Trust that it proposes initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $   per Preferred Security. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $   per
Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters arranging the investment therein of such proceeds, an amount in
immediately available funds of $      per Preferred Security (or $    in the
aggregate) for the accounts of the several Underwriters.

     Capital Trust has granted the Underwriters an option to purchase up to an additional 225,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional Preferred Securities that the number of Preferred Securities to be purchased initially by such Underwriter is of the 1,500,000 Preferred Securities initially purchased by the Underwriters.

     To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, Capital Trust will issue and sell to the Company additional Common Securities and the Company will issue and sell to Capital Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option.

     During a period of 30 days from the date of this Prospectus, neither Capital Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for Subordinated Debentures and the Preferred Securities offered hereby).

     Application has been made to have the Preferred Securities approved for quotation on the Nasdaq National Market. The Representative has advised Capital Trust that it presently intends to make a market in the Preferred Securities after the commencement of trading on the Nasdaq National Market, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Representative will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     Capital Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.


                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of Capital Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and Capital Trust. Certain legal matters for the Company will be passed upon by Matthew F. Souza, General counsel. Certain legal matters for the Company and Capital Trust, including the validity of the Guarantee and the Subordinated Debentures will be passed upon for the Company and Capital Trust by Vedder, price, Kaufman & Kammholz, Chicago, Illinois, counsel to the Company and Capital Trust. Certain legal matters will be passed upon for the Underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri, Vedder, Price, Kaufman & Kammholz, and Lewis, Rice & Fingersh, L.C. will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Vedder, Price, Kaufman & Kammholz.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Coopers & Lybrand, LLP, independent certified public accountants, as stated in their report, which report is incorporated herein by reference, and has been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Company with the Securities and Exchange Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; and

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

     All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THOMAS D. WASHBURN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, IRWIN FINANCIAL CORPORATION, 500 WASHINGTON STREET, COLUMBUS, INDIANA 47201. TELEPHONE REQUESTS MAY BE DIRECTED TO (812) 376-1909.


                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and Capital Trust with the Commission under the Securities Act, with respect to the Preferred Securities and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Trust Agreement. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, Capital Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains in Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     No separate financial statements of Capital Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of Capital Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) Capital Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Capital Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of Capital Trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by Capital Trust and the related Indenture, taken together, constitute, in the belief of the Company and Capital Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

     Capital Trust is not currently subject to the information reporting requirements of the Exchange Act. Capital Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                   Page
                                                   ----

Prospectus Summary...............................   5
Selected Consolidated Financial Data.............  11
Use of Proceeds..................................  12
Accounting Treatment.............................  12
Capitalization...................................  13
Risk Factors.....................................  14
Description of the Preferred Securities..........  19
Description of the Subordinated Debentures.......  28
Description of the Guarantee.....................  36
Relationship Among the Preferred Securities, the
Subordinated Debentures and the Guarantee........  39
Certain Federal Income Tax Consequences..........  40
ERISA Considerations.............................  43
Underwriting.....................................  44
Validity of Securities...........................  45
Experts..........................................  45
Incorporation of Certain Documents by Reference..  46
Available Information..............................46

                              ____________________



     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, CAPITAL TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                         1,500,000 PREFERRED SECURITIES



                              IFC CAPITAL TRUST I

                    % Cumulative Trust Preferred Securities
                (Liquidation Amount $25 per Preferred Security)
                      guaranteed, as described herein, by


                                     [Logo]


                          IRWIN FINANCIAL CORPORATION

                           _________________________

                                  $37,500,000
                           % SUBORDINATED DEBENTURES
                                       OF
                          IRWIN FINANCIAL CORPORATION


                           _________________________

                                   Prospectus
                                     , 1997
                           _________________________



                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED

--------------------------------------------------------------------------------

                          IRWIN FINANCIAL CORPORATION


PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are as set forth in the following table:

SEC Registration Fee......................         $ 13,069
NASD Filing Fee...........................            4,813
Nasdaq Listing Fee........................                *
Blue Sky Qualification Fees and Expenses..                *
Accounting Fees and Expenses..............                *
Legal Fees and Expenses...................                *
Trustees' Fees and Expenses...............                *
Printing and Engraving Expenses...........                *
Transfer and Registrar Fees...............                *
                                                   --------
    Total.................................         $175,000
                                                   ========

_________________________


     *To be provided by pre-effective amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Indiana Business Corporation Law ("IBCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible person is made a party by reason of being or having been in any such capacity, or arising out of his or her status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful.

     The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if such individual is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation otherwise provide an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his or her actions satisfied the appropriate standard of conduct.

     Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the stockholders of the corporation.

     In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the articles of incorporation or bylaws, resolution of the board of directors or stockholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of an Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him against such liability.

     Reference is made to Article IX of the Amended Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents.

     The Registrant may obtain directors' and officers' liability insurance, the effect of which will be to indemnify the directors and officers of the corporation and its subsidiaries against certain losses caused by errors, misleading statements, wrongful acts, omissions, neglector breach of duty by them or any matter claimed against them in their capacities as directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits


     1*   Form of Underwriting Agreement.
     4.1  Form of Indenture.
     4.2  Form of Subordinated Debenture (included as an exhibit to Exhibit
          4.1).
     4.3  Certificate of Trust of Capital Trust dated as of December 20,
          1996.
     4.4  Trust Agreement of Capital Trust dated as of December 20, 1996.
     4.5  Form of Amended and Restated Trust Agreement of Capital Trust.
     4.6 Form of Preferred Security Certificate of Capital Trust (included as an exhibit to Exhibit 4.5).
     4.7  Form of Preferred Securities Guarantee Agreement for Capital
          Trust.
     4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).
     5.1* Opinion of Vedder, Price, Kaufman & Kammholz as to the
          validity of the issuance of the Subordinated Debentures.
     5.2* Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities to be issued by Capital Trust.
     8.1* Opinion of Vedder, Price, Kaufman & Kammholz as to certain federal income tax matters.
    12.1  Statement Regarding Computation of Ratio of Earnings to Fixed
          Charges.
    23.1  Consent of Coopers & Lybrand, LLP, Independent Auditors.
    23.2* Consent of Vedder, Price, Kaufman & Kammholz (to be included in their opinions filed herewith as Exhibits 5.1 and 8.1).
    23.3* Consent of Richards, Layton & Finger (to be included in their opinions filed herewith as Exhibit 5.2).
    24    Power of Attorney (included on the signature page).
    25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture.
    25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under Amended and Restated Trust Agreement.
    25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Preferred Securities Guarantee Agreement.

_______________
*To be filed by pre-effective amendment.

          (b) Financial Statement Schedules - Not applicable as all required information is contained in the financial statements and the notes thereto or in the selected financial data.

ITEM 17.  UNDERTAKINGS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act") may be permitted to directors, officers and controlling persons of Company pursuant to the provisions described under "Item 15 - Indemnification of Directors and Officers" above, or otherwise, Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore uenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Company of expenses incurred or paid by a director, officer or controlling person of Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Company hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Company pursuant to Rule 424(b)(1) or
(4) or 497(b) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Indiana on December 23, 1996.

                                        IRWIN FINANCIAL CORPORATION

                                        By: /s/ William I. Miller
                                           -------------------------------------
                                                William I. Miller, Chairman

     Pursuant to the requirements of Securities Act of 1933, IFC Capital Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbus, Indiana on December 23, 1996.

                                        IFC CAPITAL TRUST I

                                        By: /s/ Matthew F. Souza
                                           -------------------------------------
                                                Matthew F. Souza, Trustee

                                        By: /s/ Marie C. Strack
                                           -------------------------------------
                                                Marie C. Strack, Trustee

                                        By: /s/ Gregory F. Ehlinger
                                           -------------------------------------
                                                Gregory F. Ehlinger, Trustee

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William I. Miller, John A. Nash and Thomas D. Washburn and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                          TITLE                           DATE
          ---------                          -----                           ----
/s/ William I. Miller                (Chairman and Director,            December 23, 1996
----------------------------
William I. Miller                  Principal Executive Officer)


/s/ Thomas D. Washburn                (Senior Vice President,           December 23, 1996
----------------------------
Thomas D. Washburn                  Principal Financial Officer)


/s/ Marie C. Strack                (Vice President and Controller,      December 23, 1996
----------------------------
Marie C. Strack                     Principal Accounting Officer)


/s/ Sally A. Dean                            Director                   December 23, 1996
----------------------------
Sally A. Dean


/s/ David W. Goodrich                        Director                   December 23, 1996
----------------------------
David W. Goodrich


/s/ John T. Hackett                          Director                   December 23, 1996
----------------------------
John T. Hackett


/s/ William H. Kling                         Director                   December 23, 1996
----------------------------
William H. Kling


/s/ Brenda J. Lauderback                     Director                   December 23, 1996
----------------------------
Brenda J. Lauderback


/s/ John C. McGinty, Jr.                     Director                   December 23, 1996
----------------------------
John C. McGinty, Jr.


/s/ J. Irwin Miller                          Director                   December 23, 1996
----------------------------
J. Irwin Miller


        SIGNATURE                     TITLE                         DATE
        ---------                     -----                         ----

/s/ John A. Nash                   Director                  December 23, 1996
--------------------------
John A. Nash

/s/ Lance R. Odden                 Director                  December 23, 1996
--------------------------
Lance R. Odden

/s/ James T. Sakai                 Director                  December 23, 1996
--------------------------
James T. Sakai

/s/ Theodore M. Solso              Director                  December 23, 1996
--------------------------
Theodore M. Solso

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER           DESCRIPTION
 ------           -----------

  1*              Form of Underwriting Agreement.

  4.1             Form of Indenture.

  4.2 Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1).

  4.3             Certificate of Trust of Capital Trust dated as of December 20,
                  1996.

  4.4             Trust Agreement of Capital Trust dated as of December 20,
                  1996.

  4.5             Form of Amended and Restated Trust Agreement of Capital Trust.

  4.6 Form of Preferred Security Certificate of Capital Trust (included as an exhibit to Exhibit 4.5).

  4.7             Form of Preferred Securities Guarantee Agreement for Capital
                  Trust.

  4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5).

  5.1* Opinion of Vedder, Price, Kaufman & Kammholz as to the validity of the issuance of the Subordinated Debentures.

  5.2* Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities to be issued by Capital Trust.

  8.1* Opinion of Vedder, Price, Kaufman & Kammholz as to certain federal income tax matters.

 12.1             Statement Regarding Computation of Ratio of Earnings to Fixed
                  Charges.

 23.1             Consent of Coopers & Lybrand, LLP, Independent Auditors.

 23.2* Consent of Vedder, Price, Kaufman & Kammholz (to be included in their opinions filed herewith as Exhibits 5.1 and 8.1).

 23.3* Consent of Richards, Layton & Finger (to be included in their opinion filed herewith as Exhibit 5.2).

 24               Power of Attorney (included on the signature page).

 25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture.

 25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under Amended and Restated Trust Agreement.

 25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Preferred Securities Guarantee Agreement.

 ________________________________________
 *To be filed by pre-effective amendment.